February 26, 2013
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2012 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $2.89 per basic share for 2012, a $0.44 per share increase from the $2.45 per basic share earned in 2011.  Consolidated net income for 2012 was $133.3 million, compared to $112.3 million during 2011.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “We are pleased to report 2012 earnings per share of $2.89, an 18% increase over the $2.45 reported in 2011 and the highest in the Company’s history.  Earnings were driven by strong performance in the natural gas segment of our business, which contributed $116.6 million in net income in 2012, compared to $91.4 million in the prior year; and a 2012 contribution of $16.7 million in net income from NPL Construction Co. (“NPL”), our pipeline construction subsidiary, compared to $20.9 million in 2011.”  Shaw went on to say that “Operating income from our natural gas segment improved $29.2 million compared to the prior year mainly due to a full year of rate relief in Arizona, our largest service territory.”  Shaw concluded by saying, “Over the past several years we have focused on the core strategies of working collaboratively with regulators, pursuing operating efficiencies and productivity, seeking prudent growth opportunities, and striving to exceed customer expectations.  We believe an emphasis on these same fundamental principles will bring continued success going forward.”

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During the fourth quarter of 2012, consolidated net income was $62.4 million, or $1.35 per basic share, versus $55.3 million, or $1.20 per basic share, for the fourth quarter of 2011.

Natural Gas Operations Segment Results
Full Year 2012
Operating margin, defined as operating revenues less the net cost of gas sold, increased $52 million between years.  Rate relief in Arizona ($45 million, net) and Nevada ($2 million) provided the majority of the increase in operating margin.  Customer growth contributed the remaining $5 million increase in operating margin during 2012 as 17,000 net new customers were added during the last twelve months.

Operating expenses rose $23 million, or 4%, between years primarily due to higher general costs and employee-related costs including pension expense, and to increases in depreciation expense, resulting from additional plant in service.

Other income, which principally includes returns on company-owned life insurance (“COLI”) policies and non-utility expenses, increased $9.6 million between 2012 and 2011.  The current year reflects COLI-related income of $6.6 million ($0.14 per share), while the prior year included income of $700,000 ($0.02 per share) resulting from recognized death benefits net of decreases in cash surrender values.  COLI income in the current year was much higher than expectations of $2 million to $4 million due to strong equity-market returns on investments underlying the policies.  In addition,

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Arizona non-recoverable pipe replacement and other non-utility costs were lower in 2012 as compared to 2011.  The non-recoverable portion of this pipe replacement activity is now complete.

Net interest deductions decreased $1.8 million between years primarily due to cost savings from debt refinancing.

Fourth Quarter
Operating margin increased nearly $13 million in the fourth quarter of 2012 compared to the same period of 2011.  Rate relief in Arizona and Nevada collectively provided $11 million of the increase.  New customers contributed the remainder of the operating margin increase during the fourth quarter of 2012.

Operating expenses for the quarter rose $4.7 million, or 3%, compared to the fourth quarter of 2011, primarily due to increases in general and employee-related costs including pension expense, and due to increases in depreciation expense, resulting from additional plant in service.

Other income decreased $1.6 million between quarters.  This was primarily due to changes in the cash surrender values of COLI policies between quarters.  Arizona non-recoverable pipe replacement and other non-utility costs were also lower in the fourth quarter of 2012 as compared to 2011.  Net interest deductions decreased $800,000 between quarters primarily due to cost savings from refinancing.

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Southwest Gas Corporation provides natural gas service to 1,876,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2012	2011

Consolidated Operating Revenues	$1,927,778	$1,887,188

Net Income	$133,331	$112,287

Average Number of Common Shares Outstanding	46,115	45,858

Basic Earnings Per Share	$2.89	$2.45

Diluted Earnings Per Share	$2.86	$2.43

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$488,566	$517,651

Net Income	$62,393	$55,324

Average Number of Common Shares Outstanding	46,142	45,922

Basic Earnings Per Share	$1.35	$1.20

Diluted Earnings Per Share	$1.34	$1.19

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011

Results of Consolidated Operations
Contribution to net income - gas operations	$52,010	$48,772	$116,619	$91,420
Contribution to net income - construction services	10,383	6,552	16,712	20,867
Net income	$62,393	$55,324	$133,331	$112,287

Basic earnings per share	$1.35	$1.20	$2.89	$2.45
Diluted earnings per share	$1.34	$1.19	$2.86	$2.43

Average outstanding common shares	46,142	45,922	46,115	45,858
Average shares outstanding (assuming dilution)	46,620	46,374	46,555	46,291

Results of Natural Gas Operations
Gas operating revenues	$339,525	$380,452	$1,321,728	$1,403,366
Net cost of gas sold	91,619	145,463	479,602	613,489
Operating margin	247,906	234,989	842,126	789,877
Operations and maintenance expense	91,618	89,753	369,979	358,498
Depreciation and amortization	46,607	44,256	186,035	175,253
Taxes other than income taxes	10,663	10,199	41,728	40,949
Operating income	99,018	90,781	244,384	215,177
Other income (deductions)	(152)	1,400	4,165	(5,404)
Net interest deductions	15,880	16,680	66,957	68,777
Income before income taxes	82,986	75,501	181,592	140,996
Income tax expense	30,976	26,729	64,973	49,576
Contribution to net income - gas operations	$52,010	$48,772	$116,619	$91,420

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2012

FINANCIAL STATISTICS
Market value to book value per share at year end	149%
Twelve months to date return on equity -- total company	10.4%
-- gas segment	9.6%
Common stock dividend yield at year end	2.8%
Customer to employee ratio at year end (gas segment)	836 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	825,256	6.49	9.85
Northern Nevada	115,933	8.01	9.20
Southern California (1)	143,851	6.10	9.35
Northern California (1)	52,285	7.77	9.35
South Lake Tahoe (1)	11,815	7.77	9.35
Paiute Pipeline Company (2)	84,717	9.47	12.00

(1) Authorized rate of return and authorized return on common equity effective January 1, 2013.
(2) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2012	2011	2010
Residential	65,504,592	71,876,526	70,469,300
Small commercial	27,066,494	30,392,350	30,094,001
Large commercial	11,658,260	11,225,581	11,183,295
Industrial / Other	4,782,994	5,020,787	5,892,213
Transportation	99,809,466	94,154,403	99,859,949
Total system throughput	208,821,806	212,669,647	217,498,758

HEATING DEGREE DAY COMPARISON
Actual	1,740	2,001	1,994
Ten-year average	1,866	1,886	1,874

Heating degree days for prior periods have been recalculated using the current period customer mix.